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                                                                     EXHIBIT 5.1

                                October 2, 1998




Hadco Corporation
12A Manor Parkway
Salem, NH 03079


Ladies and Gentlemen:

     We are acting as counsel to Hadco Corporation, a Massachusetts corporation (the "Company") in connection with the registration on a Registration Statement on Form S-4 (the "Registration Statement") and the prospectus forming a part thereof (the "Prospectus") under the Securities Act of 1933, as amended, of $200,000,000 aggregate principal amount of the Company's 9 1/2% Senior Subordinated Notes due 2008 (the "Exchange Notes") and the related guarantees (the "Guarantees") of certain of the Company's subsidiaries named in the Registration Statement (the "Guarantors"). The Exchange Notes and the Guarantees are proposed to be issued under an indenture dated as of May 18, 1998 (the "Indenture") among the Company, the Guarantors and State Street Bank and Trust Company, as trustee, and the related Registration Rights Agreement (the "Registration Rights Agreement"), dated May 13, 1998, among the Company, the Guarantors and the Initial Purchasers (as defined in the Registration Rights Agreement) in exchange for the Company's 9 1/2% Senior Subordinated Notes due 2008 (the "Original Notes") and related guarantees.


     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. We have assumed that the
Exchange Notes and the Guarantees will be executed and delivered as set forth in the Registration Statement, the Prospectus and the Letter of Transmittal set forth as an exhibit to the Registration Statement. We have assumed the genuineness of all signatures and the conformity to original documents of all copies of documents submitted to us as copies, whether certified or not. We have assumed the conformity of the certificates for the Exchange Notes and the Guarantees to the specimens of the certificates, which are included as an exhibit to the Registration Statement. We have assumed that the Exchange Notes, the Guarantees and the Indenture have been duly authorized, executed and authenticated in accordance with the terms of the Indenture by each of the parties thereto. Our opinions expressed herein with respect to the validly and binding effect the Exchange Notes and the Guarantees are qualified to the extent that the validity and binding effect thereof may be limited by (i) applicable bankruptcy, reorganization, arrangements, insolvency, fraud on creditors, preference, moratorium or similar laws affecting the enforcement of creditors' rights generally as at the time in effect and (ii) general principles of equity (whether considered in a proceeding of law or in equity).
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Hadco Corporation
October 2, 1998
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     Based upon and subject to the foregoing, we are of the opinion that the
Exchange Notes and the Guarantees, when duly executed and authenticated in accordance with the terms of the Indenture and delivered in exchange for the Original Notes as contemplated in the Prospectus, will be valid and binding obligations under the laws of the State of New York of the Company and the Guarantors, respectively.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Registration Statement.



                                   Very truly yours,

                                   /s/ Testa, Hurwitz & Thibeault, LLP
                                   ------------------------------------------

                                   TESTA, HURWITZ & THIBEAULT, LLP